Exhibit 99.2
News Release

Investor Contact:	Media Contact:
Glen Tomaszewski	Mary Davis
(734) 477-4750	(734) 477-1374
Borders Group Reports Second Quarter 2010 Results
Conference call today, Sept. 1, at 10 a.m. Eastern
ANN ARBOR, Mich., Sept. 1, 2010—Borders Group, Inc. (NYSE: BGP) today reported results for its second quarter ended July 31, 2010. Highlights include:
•	Second quarter sales were $526.1 million, down 11.5% from the same period a year ago, with comparable store sales declining by 6.8%. Borders.com sales increased 56.2% over the prior year, to $15.5 million.

•	The company generated a loss from continuing operations in the second quarter of $51.6 million or $0.74 per share compared to a loss of $45.1 million or $0.75 per share for the same period a year ago.

•	Debt net of cash decreased compared to the first quarter by 13.7%, or $41.5 million. It increased by 2.7% compared to the second quarter of last year, to $262.1 million.
“While we continue to succeed in strengthening our financial structure, we are highly focused on driving profitable sales and increasing market share,” said Mike Edwards, CEO of Borders. “Based on extensive consumer research, we are doing a number of things to excite our customers going into the critical holiday shopping season, including launching our new Borders Rewards program, which includes the new paid Borders Rewards Plus. Recognizing that online and digital will be a significant part of our business moving forward, we are focused on increasing our share of the eBook market by growing our digital offerings to position Borders as the preferred destination for digital reading. Yet as we grow our online and digital business, we cannot underestimate the importance of our brick and mortar presence. This will be top of mind as we work on improving the in-store experience by shifting our product mix to include additional non-book products that are both compelling and relevant, and providing an escape for our customers though an inspirational in-store environment and consistent customer service.”
Second Quarter Results
All earnings/loss figures reported throughout this news release are on a GAAP basis unless otherwise noted, and exclude the results of discontinued operations. Beginning with this news release, the company will report results as a single segment. This change is the result of the sale of the company’s Paperchase subsidiary during the second quarter of 2010, which constituted the majority of the previously-reported International segment. The company classified the sale and operations of Paperchase as a discontinued operation.
Second quarter sales were $526.1 million, down 11.5% from the same period a year ago, with comparable store sales declining by 6.8%. Sales were positively impacted by Borders.com, which saw a second quarter increase of 56.2% over the prior year, to $15.5 million.

The company generated a second quarter loss from continuing operations of $51.6 million or $0.74 per share compared to a loss of $45.1 million or $0.75 per share for the same period a year ago, driven primarily by decreased gross margin. As a percent of sales, gross margin decreased from 23.0% to 19.3% in the second quarter, resulting from increased promotional discounts and the de-leveraging of fixed occupancy costs caused by negative comparable store sales.
SG&A expense as a percent of sales improved in the second quarter to 26.5% from 27.3%, and declined in dollars by $22.7 million. This was due to the company’s continuing aggressive expense reduction and store closure efforts, which were partially offset by de-leveraging due to negative sales trends.
Second quarter capital expenditures were $7.7 million compared to $1.2 million for the same period a year ago. Spending in the second quarter of 2010 was focused on the development of the Borders eBook store, which launched during the second quarter, and spending on “Area-e” shops.
Debt net of cash at the end of the quarter totaled $262.1 million compared to $255.3 million last year, a $6.8 million or 2.7% increase. The company was able to reduce the amount outstanding under its $90.0 million term loan by $25.0 million through the sale of its Paperchase subsidiary for $31.2 million in the quarter.
Borders’ Focus on the Future
Expanding Digital, Online and Social Media
The company is leveraging its strong brand recognition among book lovers — particularly its millions of Rewards members — to position Borders as the preferred destination for both digital content and devices. Borders’ recently launched eBook store has been very well received by customers. In line with its vision to be a trusted retailer that provides customers with a variety of eReading devices at prices that fit virtually all budgets, the company is now offering six devices including the Kobo eReader, Aluratek “Libre” eBook Reader Pro, Velocity Micro Cruz™ Reader and Velocity Micro Cruz™ Tablet as well as two Sony devices. Sales of the Kobo as well as pre-orders for the Aluratek and Velocity Micro devices have exceeded expectations. The company expects to announce additional devices in the coming weeks.
The company is taking further steps to make eReading accessible for virtually everyone by lowering the price of the Kobo unit to $129.99 and the Libre Pro to $99.99, which will make it among the most aggressively priced devices in the industry. Borders will complete its digital initiative with the roll out of its Area-e digital shops, which will conclude in early October. The shops will provide an enjoyable environment where customers can experience a variety of different eReaders, guided by knowledgeable staff, who can demonstrate the devices and answer questions.
“Borders is now an industry authority on digital content and devices,” said Edwards. “We offer a large assortment of eReaders at price points that fit with most budgets and we are exploring adding new devices and brands in the fourth quarter as part of our device neutral strategy. As our newly launched eBook store and mobile apps gain traction, we believe we hold a strong growth position within a digital ecosphere that is rapidly evolving and expanding.”

The company is currently executing programs to increase conversion rates and drive increased traffic to Borders.com. It recently introduced its new “Borders Textbook Marketplace,” which features more than 1.4 million titles and a textbook buyback option. Borders is also expanding its merchandise mix online to include high growth and higher margin product.
Understanding the importance of connecting with customers where they spend their time, the company is expanding its social media footprint. It recently introduced the “Facebook Like” feature on all title detail pages, allowing customers to share their favorite books and other products with their friends on Facebook. The company also recently revamped its Facebook page to include rich content around topics and themes important to Borders’ customers. In just one week after the launch of the new page, the company grew its fan base by more than 100,000 members.
Committed to Improving the Retail Experience and Strengthening the Borders Brand
Borders’ research has indicated that most customers come to Borders to escape the pressures of everyday life. To promote a relaxed and hassle-free shopping experience, the company is enhancing its stores with new signage that improves navigation and highlights value offerings. Borders is also reorganizing sections to promote discovery and enhance shopability. Recognizing that it must improve store productivity to address the top line, the company is also shifting its merchandising mix to include more non-book products that complement the Borders brand.
The Children’s section represents a key growth platform. To that end, the company is taking steps to provide a retail experience that is both fun and educational for kids and their families by expanding the assortment of educational kids toys and games. In addition, the company recently launched a partnership with Build-A-Bear Workshop to include several Build-A-Bear craft kits as well as other products in the Children’s area. Borders is also continuing to focus on products that increase the average ticket and provide clear margin improvements including growing its Bargain and value book category.
In addition to growing and expanding into categories that delight customers, the company is also discovering new ways to enhance guest satisfaction. Borders will soon announce a new customer service program that will complement the company’s successful — and the industry’s only — In-Stock Guarantee, which means that customers always find what they are looking for when they shop with Borders.
“We are taking steps to transform our retail model, in part through high-impact strategic partnerships, like Build-A-Bear Workshop, that enable us to offer a compelling mix of lifestyle focused products,” continued Edwards. “By offering a rich and relevant selection of product — both book and non-book — together with an exceptional customer experience, we will differentiate Borders from others in the marketplace.
“The customer research we have gathered will inform these changes and ultimately redefine the Borders brand going into 2011 and beyond.”
New Loyalty Program with a Focus on Customer Segmentation
As previously announced, today the company launched a new paid customer loyalty program — Borders Rewards Plus with an annual fee of $20 — as well as a free enhanced program. Borders is the only major bookseller to offer both a paid and free program. In addition, the company is using segmentation to drive customer engagement and sales through e-mails that include targeted discounts as well as personalized content such as specific title recommendations and local event notifications. Nearly 40 million people have signed up for the program since it originally launched in 2006.

Conference Call Today, Sept. 1 at 10 a.m. Eastern
Management will hold a conference call today at 10 a.m. Eastern. This call will be webcast by Thomson Financial and can be accessed at www.bordersgroupinc.com. A replay will be accessible on the Web site through Sept. 15. In addition, a replay phone service will be available toll-free at (800) 642-1687, passcode 91309569; or for international calls at (706) 645-9291, passcode 91309569. The phone service will be available through Sept. 15 until 11:59 p.m. Eastern.
About Borders Group
Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading specialty retailer of books as well as other educational and entertainment items. The company employs approximately 19,500 throughout the U.S., primarily in its Borders® and Waldenbooks® stores. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit http://www.borders.com/investors.
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “expects,” “planning,” “preparing,” “possibility,” “opportunity,” “goal,” “will,” “may,” “intend,” “anticipates,” “working toward” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial condition and performance (including earnings per share, liquidity, cash flows, debt levels, market share growth and other sales information, inventory levels and capital expenditures), its strategic initiatives such as the expansion of product categories, including eBook content and eReaders and contemplated strategic partnerships. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements.
These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital – including vendor credit – to fund the company’s operations and to carry out its strategic plans; adverse litigation results or other claims; the performance of the company’s information technology systems; with respect to eBook content and eReaders, the availability to the company of anticipated content levels and a variety of competitive devices; and, with respect to strategic partnerships, the ability to identify and reach agreements with acceptable partners.
The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
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Borders Group, Inc. Financial Statements
(amounts in millions, except per share amounts)
Unaudited
Sales and Earnings Summary

	Quarter Ended		Six Months Ended
	July 31, 2010 (1)	August 1, 2009 (1)	July 31, 2010 (1)	August 1, 2009 (1)
Sales	$526.1	$594.2	$1,046.1	$1,214.0
Other revenue	4.3	7.6	9.0	15.9

Total revenue	530.4	601.8	1,055.1	1,229.9
Cost of goods sold, including occupancy costs	428.8	465.5	852.3	956.9

Gross margin	101.6	136.3	202.8	273.0
Selling, general and administrative expenses	139.3	162.0	274.8	328.4
Asset impairments and other writedowns	—	—	—	0.1

Operating loss	(37.7)	(25.7)	(72.0)	(55.5)
Interest expense	9.0	5.2	15.9	11.7
Warrant/put expense	4.5	14.7	27.9	63.8

Total interest expense	13.5	19.9	43.8	75.5

Loss before income taxes	(51.2)	(45.6)	(115.8)	(131.0)
Income taxes (benefit)	0.4	(0.5)	0.8	1.1

Loss from continuing operations	$(51.6)	$(45.1)	$(116.6)	$(132.1)

Income (loss) from operations of discontinued operations (net of tax)	(2.9)	(0.5)	(2.4)	0.5

Gain from disposal of discontinued operations (net of tax)	7.8	—	8.2	—

Gain (loss) from discontinued operations (net of tax)	4.9	(0.5)	5.8	0.5

Net loss	$(46.7)	$(45.6)	$(110.8)	$(131.6)

Basic EPS from continuing operations	$(0.74)	$(0.75)	$(1.80)	$(2.20)
Basic EPS from discontinued operations	$0.07	$(0.01)	$0.09	$0.01
Basic EPS including discontinued operations	$(0.67)	$(0.76)	$(1.71)	$(2.19)
Basic weighted avg. common shares	69.5	60.2	64.8	60.1
Comparable Store Sales
Bookstores	(6.8)%	(17.0)%	(9.1)%	(14.8)%
Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended		Six Months Ended
	July 31, 2010 (1)	August 1, 2009 (1)	July 31, 2010 (1)	August 1, 2009 (1)
Sales	100.0%	100.0%	100.0%	100.0%
Other revenue	0.8	1.3	0.9	1.3

Total revenue	100.8	101.3	100.9	101.3
Cost of goods sold, including occupancy costs	81.5	78.3	81.5	78.8

Gross margin	19.3	23.0	19.4	22.5
Selling, general and administrative expenses	26.5	27.3	26.3	27.1
Asset impairments and other writedowns	—	—	—	—

Operating loss	(7.2)	(4.3)	(6.9)	(4.6)
Interest expense	1.7	0.9	1.5	1.0
Warrant/put expense	0.9	2.5	2.7	5.2

Total interest expense	2.6	3.4	4.2	6.2

Loss before income taxes	(9.8)	(7.7)	(11.1)	(10.8)
Income taxes (benefit)	—	(0.1)	—	0.1

Loss from continuing operations	(9.8)%	(7.6)%	(11.1)%	(10.9)%

(1)	The results of Paperchase Products, Ltd. are reported as discontinued operations.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	July 31,	August 1,	Jan. 30,
	2010	2009	2010
Assets
Cash and cash equivalents	$25.1	$32.3	$17.9
Merchandise inventories	798.2	868.3	854.1
Other current assets	57.1	58.5	66.1
Deferred income taxes	—	—	1.1
Current assets of discontinued operations	—	45.9	39.5
Property and equipment, net	339.0	426.2	372.8
Other assets and deferred charges	51.1	40.7	35.9
Noncurrent assets of discontinued operations	—	25.6	28.2

Total assets	$1,270.5	$1,497.5	$1,415.6

Liabilities and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$231.2	$281.3	$275.4
Trade accounts payable	348.5	401.4	345.1
Other current liabilities	240.7	271.8	284.7
Current liabilities of discontinued operations	—	11.2	12.9
Long-term debt	56.0	6.3	6.6
Other long-term liabilities	360.7	382.9	325.6
Long-term liabilities of discontinued operations	—	5.7	7.0

Total liabilities	1,237.1	1,360.6	1,257.3
Total stockholders’ equity	33.4	136.9	158.3

Total liabilities and stockholders’ equity	$1,270.5	$1,497.5	$1,415.6

Certain reclassifications have been made to conform to current year presentation.
Store Activity Summary

	Quarter Ended		Six Months Ended		Year Ended
	July 31,	August 1,	July 31,	August 1,	January 30,
	2010	2009	2010	2009	2010
Beginning number of stores	680	894	686	904	904
Openings	1	—	1	1	1
Closings	(2)	(8)	(8)	(19)	(219)

Ending number of stores	679	886	679	886	686

Ending square footage (in millions)	13.2	14.0	13.2	14.0	13.2

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Statements of Cash Flows

	Quarter Ended		Six Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
CASH PROVIDED BY (USED FOR):
Loss from continuing operations	$(51.6)	$(45.1)	$(116.6)	$(132.1)
OPERATIONS
Adjustments to reconcile loss from continuing operations to operating cash flows:
Depreciation	19.1	24.5	38.7	51.0
Loss on disposal of assets	0.6	0.5	0.7	0.5
Stock-based compensation cost	0.2	0.7	0.2	0.1
Increase in warrant liability	2.2	14.7	25.6	51.9
Change in other long-term assets, liabilities and deferred charges	(3.2)	(0.7)	(5.3)	(12.2)
Write-off of intangible asset	—	—	—	16.2
Asset impairment and other writedowns	—	—	—	0.1
Decrease in inventories	19.3	4.7	55.9	26.5
Increase in accounts payable	10.2	33.2	3.4	54.3
Change in current assets and current liabilities	(8.6)	2.3	(35.0)	(17.6)

Net cash provided by (used for) operating activities of continuing operations	(11.8)	34.8	(32.4)	38.7

INVESTING
Capital expenditures	(7.7)	(1.2)	(10.5)	(3.1)
Proceeds from the sale of discontinued operations	31.2	—	31.2	—

Net cash (used for) provided by investing activities of continuing operations	23.5	(1.2)	20.7	(3.1)

FINANCING
Net repayment of credit facility	(18.3)	(38.9)	(9.5)	(46.4)
Repayment of prior term loan financing	—	—	(42.5)	—
Proceeds from the issuance of short-term debt	—	—	10.0	—
Proceeds from the issuance of long-term debt	—	—	80.0	—
Deferred financing costs paid	(0.3)	—	(24.4)	—
Repayment of capital lease obligations	(0.2)	(0.5)	(0.4)	(0.6)
Repayment of short-term debt	(2.8)	—	(2.8)	—
Repayment of long-term debt	(22.2)	—	(22.2)	—
Issuance of common stock	0.1	(0.1)	0.4	(0.4)
Equity transaction	25.0	—	25.0	—

Net cash (used for) provided by financing activities of continuing operations	(18.7)	(39.5)	13.6	(47.4)

Net cash provided by (used for) discontinued operations	5.7	0.6	5.3	0.5

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1.3)	(5.3)	7.2	(11.3)

Cash and cash equivalents at beginning of period	26.4	37.6	17.9	43.6

Cash and cash equivalents at end of period	$25.1	$32.3	$25.1	$32.3

Borders Group, Inc. Disclosures Regarding Non-GAAP Financial Information
(dollars in millions, except per share amounts)
Unaudited
We disclose two measures of operating performance within this news release, including (i) adjusted EBITDA and (ii) debt net of cash, both of which are considered non-GAAP measures within the meaning of Regulation G of the Securities and Exchange Commission and which are not measures of operating performance calculated in accordance with GAAP. We believe excluding certain recurring non-operating items, as detailed in the following tables, from our financial results provides investors with a clearer perspective of the current underlying operating performance of the company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decision-making. We use these non-GAAP financial measures as an internal measure of business operating performance, to establish operational goals and to analyze trends.
A reconciliation of each non-GAAP measure disclosed in this news release to its most comparable measure calculated in accordance with GAAP follows below.
(i) Loss from continuing operations is the financial measure calculated and presented in accordance with GAAP that is the most comparable to adjusted EBITDA. The table below reconciles adjusted EBITDA to loss from continuing operations.

	Quarter Ended		Six Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Reconciliation of adjusted EBITDA
Loss from continuing operations	$(51.6)	$(45.1)	$(116.6)	$(132.1)
Adjustments to reconcile loss from continuing operations to adjusted EBITDA:
Income taxes	0.4	(0.5)	0.8	1.1
Total interest expense	13.5	19.9	43.8	75.5
Depreciation	19.1	24.5	38.7	51.0

EBITDA	(18.6)	(1.2)	(33.3)	(4.5)
Consulting, professional and other fees (Gross margin and SG&A)	2.4	4.7	2.9	8.9
Store closure and related costs (Gross margin and SG&A)	4.2	0.9	6.2	0.7
Severance and other compensation costs (Gross margin and SG&A)	2.7	1.6	3.6	2.0
Asset impairments and other writedowns (Asset impairments)	—	—	—	0.1

Adjusted EBITDA	$(9.3)	$6.0	$(20.6)	$7.2

(ii)	Short-term borrowings and the current portion of long-term debt, long-term debt and cash and cash equivalents are the measures calculated and presented in accordance with GAAP that are the most comparable to debt net of cash. The table below reconciles debt net of cash to short-term borrowings and the current portion of long-term debt, long-term debt and cash and cash equivalents.

	July 31, 2010	May 1, 2010	August 1, 2009
Reconciliation of debt net of cash
Short-term borrowings and current portion of long-term debt	$231.2	$251.9	$281.3
Long-term debt	56.0	78.1	6.3

Total debt	287.2	330.0	287.6
Less: cash and cash equivalents	25.1	26.4	32.3

Debt net of cash	$262.1	$303.6	$255.3